                                                                       EXHIBIT 3


                                                                  EXECUTION COPY


                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of February 25, 2000 (the "Agreement"), among Hilltopper Holding Corp., a Delaware corporation ("Parent"), Hilltopper Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of Parent ("Purchaser"), and the Stockholders of Centennial HealthCare Corporation, a Georgia corporation (the "Company"), whose names appear on Schedule I hereto (collectively, the "Stockholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein,
(i) the commencement by Purchaser of a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger");

     WHEREAS, as of the date hereof, each Stockholder owns beneficially the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Shares");

     WHEREAS, on February 24, 2000, each Stockholder entered into a Subscription and Contribution Agreement (the "Subscription Agreement") with Parent pursuant to which, on the terms set forth therein, each Stockholder will contribute some or all of such Stockholder's Shares to Parent in exchange for shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock of Parent;

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholders enter into this Agreement; and

     WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Stockholders hereby agree as follows:

                                   ARTICLE I.

                       TRANSFER AND VOTING OF SHARES; AND
                       OTHER COVENANTS OF THE STOCKHOLDERS

     SECTION 1.1. Voting of Shares. From the date hereof until the termination of this Agreement pursuant to Section 5.2 hereof (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, each Stockholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time; provided that no Stockholder shall be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has been amended in any manner that is material and adverse to the Stockholder without such Stockholder's written consent), (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Third Amended and Restated Articles of Incorporation or Amended and Restated By-Laws, any other material change in the Company's corporate structure or business, or any other action, which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and
(iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly.

     SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Subscription Agreement, each Stockholder shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, or create or, permit to exist any lien or other encumbrance on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

     SECTION 1.3. Proxy. Each Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Stockholder's Shares and constitutes and appoints Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the Georgia Code may permit or require as provided in Section 1.1.

     THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

     SECTION 1.4. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

     SECTION 1.5. Stop Transfer. Each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof).

     SECTION 1.6. No Solicitation. During the Term, each Stockholder shall not, nor shall it permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of this Agreement, each Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     Each Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder, and each Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision of this Section 1.6 to the contrary, if any Stockholder or any of its Representatives is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.2 of the Merger Agreement.


                                   ARTICLE II.

                               NO TENDER OF SHARES

     SECTION 2.1. No Tender. No Stockholder shall tender (or cause the record owner of such shares to tender) such Stockholder's Shares pursuant to the Offer.

     SECTION 2.2. Disclosure. Each Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement (provided that each such Stockholder and its counsel shall be afforded reasonable opportunity to review and comment thereon with respect to such disclosure, and Parent and Purchaser shall consult in good faith with such Stockholder with respect to such comments).

                                  ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

     SECTION 3.1. Due Authorization, etc. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Purchaser and Parent as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

     SECTION 3.2. No Conflicts; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

     SECTION 3.3. No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such

Stockholder. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Stockholders as follows:

     SECTION 4.1. Due Organization, Authorization, etc. Purchaser and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Purchaser and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchaser and Parent have been duly authorized by all necessary corporate action on the part of Purchaser and Parent, respectively. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                                   ARTICLE V.

                                  MISCELLANEOUS

     SECTION 5.1. Definitions. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

     SECTION 5.2. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) automatically and without any required action of the parties hereto upon the Effective Time or (iii) upon termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

     SECTION 5.3. Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     SECTION 5.4. Certain Events. Each Stockholder agrees that this Agreement and such Stockholder's obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

     SECTION 5.5. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 5.6. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Purchaser for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that each of Parent and Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent or Purchaser, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     SECTION 5.7. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

        (a) If to Parent or Purchaser:

            c/o Warburg, Pincus & Co.
            466 Lexington Avenue
            New York, NY  10017
            Attention:  Joel Ackerman
            Facsimile: (212) 878-9351

            With a copies to:

            Willkie Farr & Gallagher
            787 Seventh Avenue
            New York, New York  10019
            Attention:  Steven J. Gartner, Esq.
            Facsimile: (212) 728-8111; and

        (b) If to a Stockholder, at the address set forth below such Stockholder's name on Schedule I hereto.

     SECTION 5.8. Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 5.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 5.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 5.11. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 5.12. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 5.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia applicable to contracts executed in and to be performed entirely within that State.

     SECTION 5.14. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 5.15. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 5.16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be executed as of the date first written above.


                                        HILLTOPPER HOLDING CORP.


                                        By: /s/ David Wenstrup
                                            ------------------------------
                                        Name:  David Wenstrup
                                        Title: Vice President


                                        HILLTOPPER ACQUISITION CORP.


                                        By: /s/ David Wenstrup
                                            ------------------------------
                                        Name:  David Wenstrup
                                        Title: Vice President


                                        STOCKHOLDERS:


                                        WELSH, CARSON, ANDERSON & STOWE
                                        VI, L.P.


                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact


                                        WCAS CAPITAL PARTNERS II, L.P.


                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact


                                        WCAS HEALTHCARE PARTNERS, L.P.


                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact

                                        SOUTH ATLANTIC VENTURE FUND II,
                                        LIMITED PARTNERSHIP

                                        By: South Atlantic Venture
                                            Partners II, L.P., General
                                            Partner


                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: Partner


                                        SOUTH ATLANTIC VENTURE FUND III,
                                        LIMITED PARTNERSHIP

                                        By: South Atlantic Venture
                                            Partners III, L.P., General
                                            Partner


                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: Partner


                                        THE BURTON PARTNERSHIP, LIMITED
                                        PARTNERSHIP

                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: General Partner


                                        /s/ J. Stephen Eaton
                                        ------------------------------
                                        J. Stephen Eaton


                                        /s/ Lawrence W. Lepley, Jr.
                                        ------------------------------
                                        Lawrence W. Lepley, Jr.


                                        /s/ Alan C. Dahl
                                        ------------------------------
                                        Alan C. Dahl


                                        /s/ Kent C. Fosha, Sr.
                                        ------------------------------
                                        Kent C. Fosha, Sr.

                                        Patrick J. Welsh

                                        Russell L. Carson

                                        Bruce K. Anderson

                                        Andrew M. Paul

                                        Thomas E. McInerney

                                        Robert A. Minicucci

                                        Paul B. Queally


                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact

                                   Schedule I
                                   ----------


    Name and Address of Stockholder                    Number of Shares Owned
    -------------------------------                    ----------------------

Welsh, Carson, Anderson & Stowe VI, L.P.                     2,520,193
320 Park Avenue, Suite 2500
New York, NY  10022-6815
Fax: (212) 893-9562
Attention: Andrew M. Paul

WCAS Capital Partners II, L.P.                                 246,896
320 Park Avenue, Suite 2500
New York, NY  10022-6815
Fax: (212) 893-9562
Attention: Andrew M. Paul

WCAS Healthcare Partners, L.P.                                  81,384
320 Park Avenue, Suite 2500
New York, NY  10022-6815
Fax: (212) 893-9562
Attention: Andrew M. Paul

South Atlantic Venture Fund II,                                798,963
Limited Partnership
614 West Bay Street
Tampa, FL 33606-2704
Fax: (813) 253-2360
Attention: Donald W. Burton

South Atlantic Venture Fund III,                               206,214
Limited Partnership
614 West Bay Street
Tampa, FL 33606-2704
Fax: (813) 253-2360
Attention: Donald W. Burton

The Burton Partnership, Limited                                187,500
Partnership
P.O. Box 4643
Jackson, WY  83001

with a copy to:

The Burton Partnership, Limited
Partnership
614 West Bay Street
Tampa, FL  33606-2704
Fax: (813) 253-2360
Attention: Donald W. Burton

J. Stephen Eaton                                             1,115,371
c/o Centennial HealthCare Corporation
400 Perimeter Center Terrace
Suite 650
Atlanta, GA 30346
Fax: (770) 730-1268

Lawrence W. Lepley, Jr.                                         83,225
c/o Centennial HealthCare Corporation
400 Perimeter Center Terrace
Suite 650
Atlanta, GA 30346
Fax: (770) 730-1268

Alan C. Dahl                                                    92,792
c/o Centennial HealthCare Corporation
400 Perimeter Center Terrace
Suite 650
Atlanta, GA 30346
Fax: (770) 730-1268

Kent C. Fosha, Sr.                                               8,970
c/o Centennial HealthCare Corporation
400 Perimeter Center Terrace
Suite 650
Atlanta, GA 30346
Fax: (770) 730-1268

Patrick J. Welsh                                                49,977
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY  10022
Fax: (212) 893-9562
Attention:  Andrew M. Paul

Russell L. Carson                                               49,977
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY  10022
Fax: (212) 893-9562
Attention:  Andrew M. Paul

Bruce K. Anderson                                               29,977
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY  10022
Fax: (212) 893-9562
Attention:  Andrew M. Paul

Andrew M. Paul                                                  12,707
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY  10022
Fax: (212) 893-9562
Attention:  Andrew M. Paul

Thomas E. McInerney                                             10,000
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY  10022
Fax: (212) 893-9562
Attention:  Andrew M. Paul

Robert A. Minicucci                                             10,772
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY  10022
Fax: (212) 893-9562
Attention:  Andrew M. Paul

Paul B. Queally                                                    705
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY  10022
Fax: (212) 893-9562
Attention:  Andrew M. Paul